UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 29, 2008

CREE, INC.
(Exact name of registrant as specified in its charter)

North Carolina	0-21154	56-1572719
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4600 Silicon Drive
Durham, North Carolina	27703
(Address of principal executive offices)	(Zip Code)

(919) 313-5300

Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities

    On February 29, 2008, Cree, Inc., a North Carolina corporation (the “Company”), completed its acquisition of LED Lighting Fixtures, Inc., a North Carolina corporation (“LLF”), pursuant to a Merger Agreement and Plan of Reorganization, dated as of February 7, 2008, among the Company, Rabbit Sub, Inc., a North Carolina corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), LLF and certain shareholders of LLF (the “Merger Agreement”).  Pursuant to the Merger Agreement, LLF merged with and into Merger Sub (the “Merger”).

    The Company issued 1,852,335 shares of the Company’s common stock in the Merger for all outstanding shares of LLF’s common stock.  The number of shares of the Company’s common stock issued in the Merger was calculated in accordance with the exchange ratio specified in the Merger Agreement based on an agreed per share price of $28.317 for the Company’s shares, which represents the average closing share price over the twenty trading days ending the day prior to the date of the Merger Agreement.  The Company paid $16.45 million in cash for outstanding shares of LLF preferred stock.  The Company also assumed outstanding options to purchase shares of LLF common stock.  Additional cash consideration of up to $26.4 million may be payable to the former holders of LLF common stock over the next three calendar years tied to new product milestones and key employee retention.

    The shares of the Company’s common stock issued in the Merger were issued in reliance on an exemption from registration under Section 3(a)(10) of the Securities Act of 1933, as amended, for the issuance and exchange of securities approved in accordance with a fairness hearing conducted under Section 78A-30 of the North Carolina Securities Act, as evidenced by a Findings of Fact and Order of Approval issued by the North Carolina Deputy Securities Administrator on February 28, 2008.

Item 7.01	Regulation FD Disclosure

    On March 3, 2008, the Company issued a press release announcing the completion of the Merger.  A copy of the press release is furnished with this report as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d)        Exhibits

Exhibit No.	Description of Exhibit

99.1	Press release dated March 3, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CREE, INC.

By:	/s/ John T. Kurtzweil
John T. Kurtzweil
Executive Vice President - Finance and Chief Financial Officer

Date:  March 3, 2008

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press release dated March 3, 2008